Exhibit 10.1

Executive Form

FY 2022

PERFORMANCE BASED AWARD AGREEMENT

under the

Hexcel Corporation 2013 Incentive Stock Plan

This Performance Based Award Agreement (the “Agreement”), is entered into as of the Grant Date, by and between Hexcel Corporation, a Delaware corporation (the “Company”), and the Grantee.

The Company maintains the Hexcel Corporation 2013 Incentive Stock Plan (the “Plan”). The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Grantee shall be granted a Performance Based Award (“PBA”) upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1. Notice of Grant; Acceptance of PBA. A Notice of Grant is attached hereto as Annex A and incorporated by reference herein. The PBA awarded pursuant to this Agreement may result in the Grantee being awarded up to that number of unrestricted shares of Common Stock equal to the Maximum Share Award (as defined herein). Grantee will be deemed to accept the terms and conditions of this Agreement by clicking the “Accept” button on the Award Acceptance screen with regard to this PBA. By accepting the Agreement, the Grantee agrees to be bound by the terms of the Plan and this Agreement and further agrees that all of the decisions and determinations of the Committee shall be final and binding.

2. Incorporation of Plan. The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time. The PBA granted hereunder constitutes an Award within the meaning of the Plan and in the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern.

3. Performance Periods; Award of Unrestricted Shares of Common Stock.

(a) There is a Long-Term Performance Period (calendar years 2022-2024) under this PBA. The performance measures for the Long-Term Performance Period are Incremental EBIT Leverage, Return on Invested Capital or “ROIC” and Relative Earnings Per Share Growth Rate or “Relative EPS Growth Rate.”

(b) (i) Subject to Section 5, so long as the Grantee is employed by a member of the Hexcel Group at the end of the Long-Term Performance Period, or the Grantee’s employment with a member of the Hexcel Group terminates during the Long-Term Performance Period due to the Grantee’s Retirement, the Grantee shall, at such time as the number of PBA Shares earned for Year 3, if any, is determined pursuant to Annex B, become entitled to receive the number of PBA Shares, if any, equal to the aggregate number of PBA Shares earned in each of Year 1, Year 2 and Year 3 determined in accordance with the Incremental EBIT Leverage Performance Measure Share Award Schedule that appears on Annex B.

(ii) Subject to Section 5, if and only if the Threshold Level for the Return on

Invested Capital Long-Term Performance Measure is met for the Long-Term Performance Period, and so long as the Grantee is employed by a member of the Hexcel Group at the end of the Long-Term Performance Period, or the Grantee’s employment with a member of the Hexcel Group terminates during the Long-Term Performance Period due to the Grantee’s Retirement, the Grantee shall, at such time as the number of PBA Shares is determined, if any, under this Section 3(b)(ii), become entitled to receive that number of PBA Shares equal to the number determined in accordance with the ROIC Performance Measure Share Award Schedule that appears on Annex B.

(iii) Subject to Section 5, if and only if the Threshold Level for the Relative EPS

Growth Rate Long-Term Performance Measure is met for the Long-Term Performance Period, and so long as the Grantee is employed by a member of the Hexcel Group at the end of the Long-Term Performance Period, or the Grantee’s employment with a member of the Hexcel Group terminates during the Long-Term Performance Period due to the Grantee’s Retirement, the Grantee shall, at such time as the number of PBA Shares is determined, if any, under this Section 3(b)(iii), become entitled to receive that number of PBA Shares equal to the number determined in accordance with the Relative EPS Growth Rate Long-Term Performance Measure Share Award Schedule that appears on Annex B.

(iv) The Committee shall certify the degree of achievement of the Incremental

EBIT Leverage Performance Measure for each of Year 1, Year 2 and Year 3 and the degree of achievement of the Return on Invested Capital Long-Term Performance Measure and Relative EPS Growth Rate Long-Term Performance Measure at the end of the

Long-Term Performance Period promptly (but in no event later than 60 days) after the end of Year 1, Year 2 and Year 3, or the Long-Term Performance Period, as applicable.

4. Termination of Employment; Pro-rata Award

(a) For purposes of the grant hereunder, any transfer of employment by the Grantee within the Hexcel Group, or any other change in employment that does not constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision), shall not be considered a termination of employment by the applicable member of the Hexcel Group. Any change in employment that does constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision) shall be considered a termination of employment.

(b) Subject to Section 4(c) and Section 5, if during the Long-Term Performance Period, the Grantee’s employment with a member of the Hexcel Group terminates due to death or Disability, or the Grantee’s employment with a member of the Hexcel Group is involuntarily terminated without Cause or the Grantee terminates employment with a member of the Hexcel Group for Good Reason, then the Grantee shall be entitled to receive that number of PBA Shares that the Grantee would have been entitled to receive under Section 3(b) had the Grantee been employed by a member of the Hexcel Group at the end of the Long-Term Performance Period multiplied by a fraction equal to M/36, where M is the number of partial or total months the Grantee is employed by a member of the Hexcel Group during the Long-Term Performance Period.

(c) Subject to Section 5, if, at any time during the Long Term Performance Period, the Grantee’s employment with a member of the Hexcel Group terminates due to the Grantee’s Retirement, then, following the completion of the Long-Term Performance Period, the Grantee shall be entitled to receive such number of PBA Shares as determined under Section 3(b) above without regard to any pro-ration under Section 4(b).

(d) If, at any time during the Long-Term Performance Period the Grantee’s employment with a member of the Hexcel Group terminates for any reason other than due to death, Disability, Retirement, termination by the Grantee for Good Reason or involuntary termination by a member of the Hexcel Group without Cause, the Grantee shall receive no PBA Shares and this PBA shall be null and void.

(e) The Grantee shall become entitled to receive PBA Shares under Section 4(b) or Section 4(c) at the same time as the Grantee would have become entitled to receive PBA Shares under Section 3(b) if the Grantee were employed by a member of the Hexcel Group at the end of the Long-Term Performance Period.

5. Change in Control.

(a) Notwithstanding any other provision of this Agreement, if a Change in Control occurs any time on or after the start of the Long-Term Performance Period, but prior to the last day of the Long-Term Performance Period, then the Grantee shall immediately be awarded the PBA Target Share Award, and any dividend equivalents that have been credited to the Grantee pursuant to Section 6(c). Delivery of the PBA Shares pursuant to this Section 5 shall discharge any obligation the Company has or may have to the Grantee under this Agreement in its entirety and the Grantee shall not be entitled to any additional award under this Agreement.

(b) Notwithstanding anything herein to the contrary, the provisions of the Plan applicable to an event described in Article X(d) of the Plan, which would include a Change in Control, shall apply to the PBA and, in such event, the Committee may take such actions as it deemed appropriate pursuant to the Plan, consistent with the requirements of the Applicable Regulations (as defined below).

6. Transferability of PBA; No Incidents of Ownership; Dividend Equivalents

(a) The PBA may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to transfer the PBA in contravention of this Section 6(a) is void ab initio. The PBA shall not be subject to execution, attachment or other process.

(b) The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in shares of Common Stock in respect of this PBA unless and until the Grantee becomes the holder of record of the PBA Shares.

(c) Should any dividends be declared and paid with respect to the shares of Common Stock during the period between (I) the Grant Date and (II) the last day of the Long-Term Performance Period, the Company shall credit to a dividend equivalent bookkeeping account (the “Dividend Equivalent Account”) the value of the dividends that would have been paid if the underlying PBA Target Share Award at the time of the declaration of the dividend were outstanding shares of Common Stock. At the same time that the corresponding PBA is converted to shares of Common Stock and distributed to the Grantee as set forth in Section 3(b), the Company shall pay to the Grantee a lump sum cash payment equal to the value of the dividends credited to the Grantee’s Dividend Equivalent Account that correspond to such PBA Shares; provided, however, that any dividends that were credited to the Grantee’s Dividend

Equivalent Account that are attributable to PBA Shares that have been forfeited as provided in this Agreement shall be forfeited and not payable to the Grantee. No interest shall accrue on any dividend equivalents credited to the Grantee’s Dividend Equivalent Account.

7. Forfeiture of PBA and PBA Shares on Certain Conditions. Grantee hereby acknowledges that the Hexcel Group has given or will give Grantee access to certain confidential, proprietary or trade secret information, which the Hexcel Group considers extremely valuable and which provides the Hexcel Group with a competitive advantage in the markets in which the Hexcel Group develops or sells its products. The Grantee further acknowledges that the use of such information by Grantee other than in furtherance of Grantee’s job responsibilities with the Hexcel Group would be extremely detrimental to the Hexcel Group and would cause immediate and irreparable harm to the Hexcel Group. In exchange for access to such confidential, proprietary or trade secret information, Grantee hereby agrees as follows:

(a) Notwithstanding anything to the contrary contained in this Agreement, should the Grantee breach the “Protective Condition” (as defined in Section 7(b)), then (I) the PBA and any PBA Shares distributed to the Grantee pursuant to this Agreement, shall immediately be forfeited upon such breach, (II) the Grantee shall immediately deliver to the Company the number of PBA Shares previously distributed to the Grantee during the 180-day period prior to the termination of the Grantee’s employment with any member of the Hexcel Group and (III) if any PBA Shares were sold during the 180-day period immediately prior to such termination of employment in an arms’ length transaction or disposed of in any other manner, the Grantee shall immediately deliver to the Company all proceeds of such arms’ length sales, and if disposed of otherwise than in an arms’ length sale, the Fair Market Value of such PBA Shares determined at the time of disposition. The PBA Shares and proceeds to be delivered under clauses (II) and (III) may be reduced to reflect the Grantee’s liability for taxes payable on such PBA Shares and/or proceeds.

(b) “Protective Condition” shall mean that (I) the Grantee complies with all terms and provisions of any obligation of confidentiality contained in a written agreement with any member of the Hexcel Group signed by the Grantee, or otherwise imposed on Grantee by applicable law, and (II) during the time Grantee is employed by any member of the Hexcel Group and for a period of one year following the termination of the Grantee’s employment with any member of the Hexcel Group, the Grantee does not (1) engage, in any capacity, directly or indirectly, including but not limited to as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise), in any business enterprise then engaged in competition with the business conducted by the Hexcel Group anywhere in the world; provided, however, that the Grantee may be employed by a competitor of the Hexcel Group within such one year period so long as the duties and responsibilities of Grantee’s position with such competitor do not involve the same or substantially similar duties and responsibilities as those performed by the Grantee for any member of the Hexcel Group in a business segment of the new employer which competes with the business segment(s) with which the Grantee worked or had supervisory authority over while employed by any member of the Hexcel Group during the twelve (12) months immediately preceding the date on which the Grantee’s employment terminates, (2) employ or attempt to employ, solicit or attempt to solicit, or negotiate or arrange the employment or engagement with Grantee or any other Person, of any Person who was at the date of termination of the Grantee’s employment, or within twelve (12) months prior to that date had been, a member of the senior management of any member of the Hexcel Group with whom the Grantee worked closely or was an employee with whom the Grantee worked closely or had supervisory authority over during the twelve months immediately preceding the date on which the Grantee’s employment terminates or (3) disparage any member of the Hexcel Group, any of its respective current or former directors, officers or employees or any of its respective products (notwithstanding the foregoing, to the extent Grantee is a California based employee, then foregoing clauses (1) and (2) shall not apply).

(c) This paragraph (c) shall apply if the Grantee is an executive officer or officer (as defined in Rule 3b-7or Rule 3b-2 under the Exchange Act). In accordance with the Company’s policy adopted by the Board on the Potential Impact on Compensation from Executive Misconduct, if it is determined, within eighteen (18) full calendar months after the date on which the Grantee became entitled to receive any PBA Shares, that the Grantee engaged in misconduct resulting in the inaccurate reporting of the Company’s financial results, and the number of PBA Shares the Grantee became entitled to receive (the “Incorrect Number of Shares”) was greater than the number of PBA Shares that would have been awarded, paid or delivered to, or realized by, the Grantee, if calculated based on the accurate reporting of financial results (the “Correct Number of Shares”), then (I) if the Grantee has not yet received the PBA Shares, the number of PBA Shares to which the Grantee shall be entitled shall be immediately reduced from the Incorrect Number of Shares to the Correct Number of Shares, (II) if the Grantee has received the PBA Shares, then the Grantee shall immediately deliver to the Company that number of PBA Shares equal to the difference between the Incorrect Number of Shares and the Correct Number of Shares (the “Forfeited Shares”), and (III) if the Grantee has received the PBA Shares and sold any of the Forfeited Shares in an arms’ length transaction or disposed of such shares in any other manner, the Grantee shall immediately deliver to the Company all proceeds from the arms’ length sales of such Forfeited Shares and, if disposed of otherwise than in an arms’ length sale, the Fair Market Value of such shares determined at the time of disposition. The PBA Shares and proceeds to be delivered under clauses (II) and (III) may be reduced to reflect the Grantee’s liability for taxes payable on such PBA Shares and/or proceeds.

(d) In the event any of Section 7(a), Section 7(b) or Section 7(c) is unenforceable in the jurisdiction in which the Grantee is employed on the date hereof, such section nevertheless shall be enforceable to the full extent permitted by the laws of the jurisdiction in which the Company shall have the ability to seek remedies against the Grantee arising from any activity prohibited by this Section 7.

(e) Notwithstanding any other provision in the Plan or this Agreement to the contrary, whenever the Company may be entitled or required by law, Company policy, including, without limitation, any applicable clawback, recoupment or other policies of the Company relating to the PBA Shares, or the requirements of an exchange on which the Company’s shares are listed for trading, to cause an Award to be forfeited or to recoup compensation received by the Grantee pursuant to the Plan, including recovery of shares distributed or the proceeds of shares sold or transferred, the Grantee shall accept such forfeiture and comply with any Company request or demand for recoupment of compensation received. Without limiting the preceding sentence, the PBA granted hereunder shall be subject to the Company’s Clawback Policy (CP No. 1.7) or any similar successor policy adopted by the Company.

8. Issuance of PBA Shares. Subject to Section 11(e) below, any PBA Shares to be issued to the Grantee under this PBA (i) shall be delivered to the Grantee promptly, but in no event later than ten days, after such time as the Grantee becomes entitled to receive such PBA Shares, and (ii) may be issued in either certificated form or in uncertificated form (via the Direct Registration System or otherwise).

9. Taxes. Upon the distribution of PBA Shares to the Grantee, absent a notification by the Grantee to the Company (or an agent designated by the Company to administer the Company’s stock incentive program) which is received by the Company or its agent at least three business days prior to the date of such distribution, to the effect that the Grantee will pay to the Company or its Subsidiary by check or wire transfer any taxes (“Withholding Taxes”) the Company reasonably determines it or its Subsidiary is required to withhold under applicable tax laws with respect to such shares, the Company will reduce the number of PBA Shares to be distributed to the Grantee in connection with such distribution by a number of PBA Shares the Fair Market Value of which (as of the date the Grantee becomes entitled to receive such shares) is equal to the total amount of Withholding Taxes; provided, however, that, even in the absence of such notification from the Grantee, the Committee shall retain the discretion at all times to require the Grantee to pay to the Company or its Subsidiary by check or wire transfer the Withholding Taxes. In the event the Grantee elects, or is required by the Committee, to pay to the Company or its Subsidiary the Withholding Taxes with respect to such shares by check or wire transfer, the Company’s obligation to deliver such PBA Shares shall be subject to receipt by the Company or its Subsidiary of such payment in available funds. The Company or its Subsidiary shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state, local or other taxes required to be withheld with respect to such payment.

10. No Guarantee of Employment. Nothing set forth herein or in the Plan shall confer upon the Grantee any right of continued employment for any period by the Hexcel Group, or shall interfere in any way with the right of the Hexcel Group to terminate such employment.

11. Section 409A.

(a) It is intended that this Agreement comply in all respects with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b) Notwithstanding any term or provision of this Agreement (including any term or provision of the Plan incorporated in this Agreement by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent of the Grantee, amend this Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in the Grantee’s gross income pursuant to the Applicable Regulations of any compensation intended to be deferred hereunder. The Company shall notify the Grantee as soon as reasonably practicable of any such amendment affecting the Grantee.

(c) In the event that the PBA Shares issuable or amounts payable under this Agreement are subject to any taxes, penalties or interest under the Applicable Regulations, the Grantee shall be solely liable for the payment of any such taxes, penalties or interest. Although the Company intends to administer the Plan and this Agreement to prevent adverse taxation under the Applicable Regulations, the Company does not represent nor warrant that the Plan or this Agreement complies with any provision of federal, state, local or other tax law.

(d) Except as otherwise specifically provided herein, the time for distribution of PBA Shares under this PBA shall not be accelerated or delayed for any reason, unless to the extent necessary to comply with or permitted under the Applicable Regulations.

(e) Notwithstanding any term or provision of this Agreement to the contrary, if the Grantee is a specified employee (as defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of his or her termination of employment, then any PBA Shares issuable or amounts payable to the Grantee under this PBA on account of his or her termination of employment (including without limitation any dividend equivalents payable to the Grantee pursuant to Section 6(c) if payable on account of his or her termination of employment) shall be paid to the Grantee upon the later of (i) the date such PBA Shares would otherwise be issuable or such amounts would otherwise be payable to the Grantee under this PBA without regard to this Section 11(e) and (ii) the date which is six months following the date of the Grantee’s termination of employment. The preceding sentence shall not apply in the event Grantee’s termination of employment is due to his or her death. If the Grantee should terminate employment for a reason other than his or her death but subsequently die during the six-month period described in subclause (ii) of the first sentence above, such six-month period shall be deemed to end on the date of the Grantee’s death.

12. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company, Attention: Corporate Secretary, or such other address as the Company may designate in writing to the Grantee.

13. Failure to Enforce Not a Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14. Governing Law/Jurisdiction/Resolution of Disputes. This Agreement shall be governed by and construed according to the laws of the State of Delaware, USA without regard to the conflicts of laws provisions thereof. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before three arbitrators constituting an Employment Dispute Tribunal, to be held in the state of Connecticut, USA in accordance with the commercial rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law. Each party shall bear such party’s own expenses incurred in connection with any arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.

15. Miscellaneous. This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. This Agreement inures to the benefit of, and is binding upon, the Company and its successors-in-interest and its assigns, and the Grantee, the Grantee’s heirs, executors, administrators and legal representatives. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

16. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17. Definitions. For purposes of this Agreement:

(a) “Cause” shall have the meaning ascribed to such term in the Executive Severance Agreement or Executive Severance Policy, as applicable;

(b) “Change in Control” shall have the meaning ascribed to such term in the Executive Severance Agreement or Executive Severance Policy, as applicable;

(c) “Disability” shall have the meaning ascribed to such term in the Executive Severance Agreement or Executive Severance Policy, as applicable;

(d) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended;

(e) “Executive Severance Agreement” shall mean the Executive Severance Agreement between the Company or its Subsidiary and the Grantee, as amended from time to time;

(f) “Executive Severance Policy” shall mean the Executive Severance Policy adopted by the Committee, and which applies to a termination of employment of a Grantee who has received an offer letter of employment from the Company or its Subsidiary that expressly extends the provisions of such Policy to such Grantee;

(g) “Good Reason” shall have the meaning ascribed to such term in the Executive Severance Agreement or Executive Severance Policy, as applicable;

(h) “Hexcel Group” shall mean the Company and its Subsidiaries;

(i) “Incremental EBIT Leverage” is defined on Annex B attached hereto;

(j) “Long-Term Performance Measures” shall mean Incremental EBIT Leverage, ROIC and Relative EPS Growth Rate as defined on Annex B attached hereto;

(k) “Long-Term Performance Period” shall mean the period beginning on January 1, 2022 and ending on December 31, 2024;

(l) “Maximum Share Award” is the maximum amount of unrestricted shares of Common Stock that can be awarded to the Grantee under this PBA, which is 200% of the PBA Target Share Award, exclusive of any amounts credited as dividend equivalents to Grantee pursuant to Section 6(c);

(m) “PBA Shares” shall mean the unrestricted shares of Common Stock that Grantee is entitled to receive under this Agreement pursuant to Section 3, Section 4 or Section 5.

(n) “PBA Target Share Award” shall mean the number of unrestricted shares of Common Stock set forth on Annex A (which number represents the number of unrestricted shares that can be awarded to the Grantee under this PBA if the Target Level of 100% for each of the Long-Term Performance Measures is achieved as set forth in Annex B);

(o) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act and shall include “persons acting as a group” within the meaning of Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations (or any successor provision);

(p) “Relative Earnings Per Share Growth Rate” or “Relative EPS Growth Rate” is defined on Annex B attached hereto;

(q) “Retirement” shall mean termination of the Grantee’s employment with a member of the Hexcel Group, other than by reason of death or Cause, either (A) at or after age 65 or (B) at or after age 55 after five (5) years of employment by the Hexcel Group;

(r) “Return on Invested Capital” or “ROIC” is defined on Annex B attached hereto;

(s) “Subsidiary” shall mean any “subsidiary” of the Company within the meaning of Rule 405 under the Securities Act;

(t) “Target Level” for each of the Long-Term Performance Measures is defined on Annex B;

(u) “Threshold Level” for each of the Long-Term Performance Measures is defined on Annex B;

(v) “Year 1” shall mean the period beginning on January 1, 2022 and ending on December 31, 2022;

(w) “Year 2” shall mean the period beginning on January 1, 2023 and ending on December 31, 2023; and

(x) “Year 3” shall mean the period beginning on January 1, 2024 and ending on December 31, 2024.

Annex A

NOTICE OF GRANT

PERFORMANCE BASED AWARD

HEXCEL CORPORATION 2013 INCENTIVE STOCK PLAN

The following employee of Hexcel Corporation, a Delaware corporation, or a Subsidiary, has been granted a Performance Based Award in accordance with the terms of this Notice of Grant and the Agreement to which this Notice of Grant is attached.

The terms below shall have the meanings ascribed to them below when used in the Agreement.

Grantee
Grant Date	January 31, 2022
Target number of unrestricted shares of Common Stock which may be granted as a result of this PBA ("PBA Target Share Award")

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Notice of Grant and the Agreement to which this Notice of Grant is attached and execute this Notice of Grant and the Agreement as of the Grant Date.

__________________________ HEXCEL CORPORATION

Grantee

By:_________________________

Gail E. Lehman

Executive Vice President, General Counsel and Secretary